STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE





                  I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FOCAL SURGERY, INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF SEPTEMBER A.D. 1993 AT 4:20 O'CLOCK P.M.


                                     SEALED





                                           /s/Edward J. Freel
                                            Edward J. Freel, Secretary of State


2313347     8100
981104690
                                             AUTHENTICATION:  8981526
                                                    DATE:    03-19-98

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:20 PM.  9/24/1993
733267028 - 2313347


                           CERTIFICATE OF AMENDMENT OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                             OF FOCAL SURGERY, INC.
                             A Delaware Corporation
                  (Originally incorporated on October 21, 1992)




                  The undersigned, Stewart Carrell and Allen W. May hereby certify that:

                  ONE:     They are the duly elected and acting Chairman of the
 Board and Assistant Secretary, respectively, of said corporation.

                  TWO:     ARTICLE IV (A) of the Amended and Restated
Certificate of Incorporation of said corporation shall be deleted in its entirety and replaced as set forth below:

                  "A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Thirty Two Million (32,000,000) shares. Thirty Million (30,000,000) shares, par value $0.0001 per share, shall be Common Stock and Two Million (2,000,000) shares, par value $0.0001 per share, shall be Preferred Stock."


                                      * * *

         THREE: The foregoing amendment has been approved by the Board of Directors of said corporation.

         FOUR: The foregoing amendment was approved by the sole stockholder of the corporation in accordance with Section 242 of the Delaware General Corporation Law. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

         FIVE:      The foregoing amendment was adopted in conformity with
Section 242 of the Delaware General Corporation Law.



         IN WITNESS WHEREOF: the undersigned have executed this certificate on September 24, 1993.


                                               /s/  Stewart Carrell
                                               Stewart Carrell
                                               Chairman of the Board



 Attest:

/s/  Allen W. May
Allen W. May
Assistant Secretary